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Exhibit 10.7

February 4, 2014

Brookfield Property Partners L.P.
Brookfield Place
181 Bay Street, Suite 300
Toronto Ontario M5J 2T3

Attention: John Stinebaugh

Commitment Letter

Ladies and Gentlemen:

1.
TD Securities, Canadian Imperial Bank of Commerce, Citigroup Global Markets Inc.,(1) Deutsche Bank Securities Inc., HSBC Bank Canada and RBC Capital Markets,(2) (collectively, the "Co-Lead Arrangers", and each, a "Co-Lead Arranger"), each acting alone or through or with affiliates selected by it, is pleased to advise Brookfield Property Partners L.P. ("BPY") together with certain other subsidiaries of BPY (collectively, the "Borrower Group") of arrangements under which (i) each Co-Lead Arranger is exclusively authorized by the Borrower Group to act as Co-Lead Arranger and Joint Bookrunner in connection with the Credit Facilities described herein, (ii) The Toronto-Dominion Bank will act as the sole Administrative Agent (the "Agent") for the Credit Facilities described herein, (iii) Canadian Imperial Bank of Commerce, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Bank Canada and RBC Capital Markets will act as the Syndication Agents, and (iv) each of the six undersigned affiliates of the Co-Lead Arrangers (the "Banks") severally but not jointly commits to provide the Credit Facilities described herein and to be made available to the Borrower Group upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Capitalized terms used herein without express definition shall have the same meaning as are assigned to them in the Term Sheet. All amounts referred to herein and in the Term Sheet unless otherwise specified are in US Dollars.

  In consideration of the foregoing commitments of the Banks and the Co-Lead Arrangers' agreement to perform the services described herein, BPY hereby covenants to perform and agrees with the provisions of this Commitment Letter as set forth below.

2.
The Co-Lead Arrangers have been informed that the BPY, Brookfield Property Split Corp. and/or Brookfield Office Properties Exchange LP (collectively, the "Offerors") intend to make an offer (the "Offer") to acquire any or all of the issued and outstanding common shares of Brookfield Office Properties Inc. ("BPO") for a combination of cash and units of BPY (or Brookfield Office Properties Exchange LP) pursuant to a take-over bid and compulsory acquisition or similar squeeze-out transaction on the terms set forth in more detail in an offering circular, the most current draft of which has been provided to the Co-Lead Arrangers and filed with the SEC on February 4, 2014 (the "Offering Circular").

3.
The Offer, any Compulsory Acquisition (as defined in the Offering Circular), any Subsequent Acquisition Transaction (as defined in the Offering Circular), the refinancing of existing indebtedness of the Borrower Group, the payment of fees, commissions and expenses relating to the foregoing transactions and the other transactions contemplated hereby and related working capital requirements of the Borrower Group will be financed by a $1,500,000,000 non-revolving Acquisition Facility and a $1,000,000,000 Revolving Facility (together, the "Credit Facilities") as described more fully in the Term Sheet.

(1)
For the purposes of this Commitment Letter, Citigroup Global Markets Inc. is acting on behalf of itself, Citicorp North America, Inc. or such of our other lending affiliates as such entities may deem appropriate.

(2)
RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

4.
Each of the Banks is pleased to commit to provide an equal portion of the total amount of the Credit Facilities; for clarity, each Bank's aggregate commitment will be $416,666,666.67 (allocated $250,000,000.00 to the Acquisition Facility and $166,666,666.67 to the Revolving Facility). Without the prior written approval of all of the Co-Lead Arrangers, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded (including as between the Co-Lead Arrangers and/or the Banks themselves), and such appointment or title shall not entail any role with respect to the matters referred to in this paragraph. In addition, no compensation (other than that expressly contemplated by the Term Sheet and the Fees Arrangement as defined below) will be paid in connection with the Credit Facilities, and you agree that no Lender as defined below, without the consent of the Co-Lead Arrangers, will receive compensation outside the terms contained in this Commitment Letter, the Term Sheet or in the Fees Arrangement in order to obtain its commitment to participate in the Credit Facilities.

5.
The Co-Lead Arrangers intend to syndicate a portion of the Credit Facilities to a group of bank lenders (together with the Co-Lead Arrangers, the "Lenders") identified by the Co-Lead Arrangers in consultation with BPY. BPY agrees to actively assist the Co-Lead Arrangers in completing a Successful Syndication (as defined in the Fees Arrangement). Such assistance shall include: (a) BPY using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower Group's existing lending and investment banking relationships; (b) direct contact between senior management and advisors of the Borrower Group and the proposed Lenders; (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication; and (d) the hosting, with the Co-Lead Arrangers, of one or more meetings of prospective Lenders; in each case, if required. The Co-Lead Arrangers intend to commence syndication efforts to a group of institutions promptly upon the execution of this Commitment Letter, but in no event later than January 31. If general syndication has not commenced by this date due to the Borrower's failure to perform its obligations under either of paragraphs 5 or 7, the Co-Lead Arrangers shall have the option of rescinding their commitment hereunder.

6.
The Co-Lead Arrangers will manage all aspects of the syndication upon consultation with BPY, including decisions as to selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Co-Lead Arrangers, the Co-Lead Arrangers will have no responsibility other than to arrange syndication as set forth herein and shall in no event be subject to fiduciary or other implied duties.

7.
To assist the Co-Lead Arrangers in their syndication efforts, BPY agrees promptly to prepare and provide to the Co-Lead Arrangers all information with respect to the Borrower Group, BPO and the Offer that they reasonably request in connection with the arrangement and syndication of the Credit Facilities, including all financial information and projections (the "Projections"). BPY hereby represents, warrants, and covenants that (a) all information other than the Projections (the "Information") that has been or will be made available to the Co-Lead Arrangers by the Borrower Group or any of their affiliates, advisors or representatives in connection with the Credit Facilities is or will be, when furnished, true, accurate, and complete in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (b) the Projections that have been or will be made available to the Co-Lead Arrangers by the Borrower Group or any of their affiliates, advisors or representatives have been or will be prepared in good faith based upon assumptions believed by them to be reasonable. BPY agrees to supplement the Information and Projections from time to time during the syndication period so that the representations and warranties in this paragraph remain true and correct. The Borrower understands that in arranging and syndicating the Credit Facilities the Co-Lead Arrangers will use and rely on the Information and Projections without independent verification thereof.

8.
As consideration for the commitments hereunder and Co-Lead Arrangers' agreement to perform the services described herein, BPY agrees to pay to the Banks the non-refundable fees at the times and in the amounts specified pursuant to the Fees Arrangement, and fulfill the other obligations set forth in the Fees Arrangement. "Fees Arrangement" is defined as the fee letter dated the date hereof between the Banks and BPY and any separate agency fee letter between the Agent and BPY.

9.
The Banks' commitments hereunder and the Co-Lead Arrangers' agreement to perform the services described herein are subject to (a) the conditions set out and or referred to in the Term Sheet; (b) the payment of all fees contemplated by the Fees Arrangement; (c) the Banks not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions related to the Projections) affecting the Borrower Group or BPO that is inconsistent in a material and adverse manner with any Information disclosed to the Banks prior to the date hereof; and (d) the Co-Lead Arrangers' satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of BPY or any member of the Borrower Group without the prior consent of all of the Co-Lead Arrangers (failing which the commitments hereunder may be terminated).

10.
This Commitment Letter shall terminate on the earlier of: (i) 120 days from the date hereof, in the event that the execution and delivery of a definitive credit agreement (the "Credit Agreement") in a form acceptable to the Agent, the Banks the Lenders and the Borrower Group, each acting reasonably, has not occurred by such date; (ii) the withdrawal of the Offer; (iii) the occurrence of any other event or circumstance that makes it impossible for the Offerors to complete the acquisition of any BPO common shares pursuant to the Offer; or (iv) a material breach by BPY of any term of this Commitment Letter. In addition to other termination rights herein, the commitment set forth in this letter may also be terminated upon written notice (i) by the Borrower at any time upon payment of all fees payable pursuant to the Fees Arrangement, and all fees, expenses and other amounts then payable under this Commitment Letter and (ii) by the Banks if any event occurs or information becomes available that in the Banks' reasonable judgment results or would result in the failure to satisfy any condition set forth in or referred to in Section 9 of this Commitment Letter. Sections 11 and 12 shall survive any such termination.

11.
BPY agrees to indemnify and hold harmless the Agent, the Co-Lead Arrangers, the Banks and their respective and shareholders, officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities, and expenses to which any such indemnified person may become subject or may incur arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to an indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgement of a court to arise directly from the willful misconduct or gross negligence of such indemnified person. BPY agrees not to assert any claim against any indemnified person for consequential, punitive, or exemplary damages or damages of any other kind or any other form of monetary remedy or other relief, including equitable relief, in connection in any way with the transactions described in or contemplated by this Commitment Letter, except to the extent such claim is found by a final, non-appealable judgement of a court to arise directly from the willful misconduct or gross negligence of such indemnified person. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such unauthorized persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

12.
BPY agrees to reimburse the Agent, the Co-Lead Arrangers, the Banks and their affiliates on demand for all out-of-pocket expenses including due diligence expenses, syndication expenses (including printing, distribution whether by electronic means such as IntraLinks, with a third party distributor, or otherwise, and bank meetings), consultant's fees and expenses, travel expenses and reasonable fees, charges and disbursements of counsel incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fees Arrangement and the Credit Agreement) or the administration, amendment, modification or waiver thereof.

13.
BPY acknowledges that the Agent, the Co-Lead Arrangers, the Banks and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which the Borrower Group may have conflicting interests regarding the Credit Facilities and otherwise. No such party will use confidential information obtained from the Borrower Group by virtue of the Credit Facilities or its other relationships with the Borrower Group in connection with the performance by such parties of services for other persons, and no such party will furnish any such information to other persons. BPY also acknowledges that the Agent, the Co-Lead Arrangers and the Banks have no obligation to use in connection with the Credit Facilities, or to furnish to the Borrower Group, confidential information obtained from other persons.

14.
This Commitment Letter shall not be assignable by BPY without the prior written consent of all of the Banks (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of BPY and the other members of the Borrower Group and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto and the indemnified persons. This Commitment Letter and any of its provisions may not be amended nor waived except by an instrument in writing signed by all of the Banks and BPY. BPY, by executing a counterparty hereof, agrees to bind the members of the Borrower Group to all of the covenants, agreements and matters contained herein in the same manner in which BPY is bound, as if such Borrower Group members were a party hereto. Any matters that are not covered or made clear herein, in the Fees Arrangements, the Term Sheet or the Credit Agreement are subject to the mutual agreement of the parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or by e-mail in pdf format shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the documents, letters and agreements included in the Fees Arrangement are the only agreements that have been entered into with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

15.
This Commitment Letter shall be governed by, and construed in accordance with, the laws of the Province of Ontario, including the federal laws of Canada.

16.
This Commitment Letter is delivered to BPY on the understanding that neither this Commitment Letter (including, for greater certainty, the Term Sheet or the Fees Arrangement) nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Borrower Group's affiliates, directors, officers, agents and advisors who are directly involved in the consideration of this matter and who have been informed of the confidential nature thereof and who have agreed to hold the same in confidence; (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case BPY agrees to inform the Agent and the Banks promptly thereof); (c) subject to prior consultation with the Banks, the disclosure pursuant to the Offering Circular or required in connection with a Compulsory Acquisition Transaction or Subsequent Acquisition Transaction; and (d) the disclosure to BPO and its affiliates, directors, officers, agents and advisors on a need-to-know basis in connection with the Offer and who have been informed of the confidential nature thereof and who have agreed to hold same in confidence. BPY agrees to permit the Agent and the Banks to review and approve any reference to the Agent, the Co-Lead Arrangers, the Banks or any description of the Credit Facilities contained in any press release or other public disclosure prior to public release. The Agent, Co-Lead Arrangers and the Banks agree that all disclosure provided for in the Offering Circular has been approved by them.

17.
Upon the execution of this Commitment Letter by the Borrower, and subject to closing of the Credit Facilities, the Agent, the Co-Lead Arrangers and the Banks may, without the consent of the Borrower, disclose the relevant deal characteristics relating to this Commitment (including the names of the Borrower Group to the Loan Pricing Corporation (or successors thereof), and similar recognized bank loan information services so long as all information that is so disclosed is true and accurate. Further the Agent, the Co-Lead Arrangers and the Banks shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates subject to confidentiality obligations or disclosure restrictions reasonably requested by you.

18.
Unless otherwise expressly agreed in writing by the Agent and the Banks, the provisions contained herein and in the Fees Arrangement shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitments hereunder, but shall be superseded by the applicable provisions of the Credit Agreement upon the execution thereof; provided that Sections 4, 5, 6, 7, 8, 16, 17 and 20, together with the Fees Arrangement, shall survive the execution and delivery of the Credit Agreement.

19.
Each of the Agent and the Banks hereby notifies BPY that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the "Patriot Act"), each of the Agent and the Banks may be required to obtain and verify and record information that identifies the Borrower Group, which information includes the name and address of each member of the Borrower Group and other information that will allow each of the Agent and the Banks to identify each member of the Borrower Group in accordance with the Patriot Act.

20.
All amounts payable hereunder (and under the Fees Arrangement) shall be paid without any deduction or withholding for or on account of tax (a "Tax Deduction") unless a Tax Deduction is required by law, including without limitation FACTA. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. For the purposes hereof, "FACTA" shall refer to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended from time to time (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

21.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fees Arrangement by returning to the Agent and the Banks executed counterparts hereof and of the Fees Arrangement, not later than 12:00 noon Toronto time, on February 5, 2014. The Banks' offer expressed herein will expire at such time in the event the Banks have not received such executed counterparts and such amount in accordance with the immediately preceding sentence.

        We are pleased to have been given the opportunity to assist you in connection with this financing.

Yours truly,

THE TORONTO-DOMINION BANK, as Agent
By:	/s/ KEN MCKINNON
Name: Ken McKinnon
Title: Vice President & Director
By:	/s/ BRENDON D'MELLO
Name: Brendon D'Mello
Title: Vice President
THE TORONTO-DOMINION BANK
By:	/s/ BRENDON D'MELLO
Name: Brendon D'Mello
Title: Vice President
By:	/s/ KEN MCKINNON
Name: Ken McKinnon
Title: Vice President & Director
CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ MEDAYAT NASOODY
Name: Medayat Nasoody
Title: Director
By:	/s/ JACQUELINE ORENSTEIN
Name: Jacqueline Orenstein
Title: Executive Director

[Signature Page to Commitment Letter]

CITIBANK N.A.
By:	/s/ DAVID BOUTON
Name: David Bouton
Title: Managing Director
By:
Name:
Title:
DEUTSCHE BANK AG, New York Branch
By:	/s/ JOANNA SOLIMAN
Name: Joanna Soliman
Title: Vice President
By:	/s/ J.T. JOHNSON COE
Name: J.T. Johnson Coe
Title: Managing Director
HSBC BANK CANADA
By:	/s/ CASEY COATES
Name: Casey Coates
Title: Director, Global Banking
By:	/s/ JEFFREY B. ALLSAP
Name: Jeffrey B. Allsap
Title: EVP & Managing Director Head of Global Banking, Canada

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA
By:	/s/ JOSHUA FREEDMAN
Name: Joshua Freedman
Title: Authorized Signatory
By:
Name:
Title:

[Signature Page to Commitment Letter]

Acknowledged and Agreed to this              day of                                     , 2014.

BROOKFIELD PROPERTY PARTNERS L.P., by its General Partner BROOKFIELD PROPERTY PARTNERS LTD.
By:	/s/ JOHN STINEBAUGH
Name: John Stinebaugh
Title:
By:
Name:
Title:

[Signature Page to Commitment Letter]

 EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

        This Summary of Terms and Conditions ("Summary") is a summary only and not an exhaustive description of the terms and conditions that will be contained in the Credit Agreement between the Borrowers, the Guarantors, The Toronto-Dominion Bank as administrative agent and issuing bank, the co-lead arrangers and other lenders party thereto. In the event of a conflict or inconsistency between this Summary and the Credit Agreement, the latter shall govern.

        Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Commitment Letter dated as of February 4, 2014, to which this Summary is attached (the "Commitment Letter"). All amounts are in U.S. dollars unless otherwise noted.

Borrowers:	BPY Bermuda Holdings Limited
BPY Bermuda Holdings II Limited
Brookfield BPY Holdings Inc.
Brookfield BPY Retail Holdings II Inc.
– and –

Brookfield BPY Property Holdings I LLC, Brookfield BPY Property Holdings II LLC, Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield BPY Retail Holdings III LLC, Brookfield Property Split Corp, Brookfield BPY Finco ULC, Brookfield Office Properties Exchange LP and other subsidiaries of the Guarantors as are designated as borrowers (subject to any of these persons being subsequently removed as borrowers in accordance with the Credit Agreement)

Guarantors:	Brookfield Property Partners L.P. ("BPY")
Brookfield Property L.P. ("BPY Holding LP")
Co-Lead Arrangers and Joint Bookrunners:	TD Securities; Canadian Imperial Bank of Commerce; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; HSBC Bank Canada; and RBC Capital Markets
Administrative Agent:	The Toronto-Dominion Bank
Syndication Agents:	Canadian Imperial Bank of Commerce; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; HSBC Bank Canada; and RBC Capital Markets
Issuing Bank:	The Toronto-Dominion Bank
Lenders:	The Banks and other lenders to be determined
Closing date:	Date of signing of the Credit Agreement (defined below), anticipated to be concurrent with 1st drawdown on Acquisition Facility.
Facilities:	(a) a $1,000,000,000 two-year revolving credit facility (the "Revolving Facility"); and
(b) a $1,500,000,000 two-year non-revolving term loan (the "Acquisition Facility" and together with the Revolving Facility, the "Credit Facilities").
Purpose:

Acquisition Facility: To fund the acquisition by the Offerors of the Offer, and the acquisition or redemption of BPO common shares pursuant to a "Compulsory Acquisition" or "Subsequent Acquisition Transaction" (each as defined in the Offering Circular).

Revolving Facility: To (i) partially fund the acquisition or redemption of BPO common shares up to a limit of $365,508,000 and (ii) for general corporate purposes including ongoing operating and working capital requirements and replacement of Borrowers' existing bilateral facilities; provided, that any advance used to fund the acquisition or redemption of BPO common shares may only be made after the Acquisition Facility is fully drawn.

Maturity Date:	(a) Revolving Facility: repayable in full on the date that is 2 years from the Closing Date (subject to a one year extension below); and
(b) Acquisition Facility: repayable in full on the date that is 2 years from the Closing Date (subject to a one year extension below).

No earlier than 60 days and no later than 30 days prior to the date that is 2 years from the Closing Date, the Borrowers may in their sole discretion without Lender consent, subject to (a) no Default or Event of Default existing and (b) all representations and warranties being true and correct in all material respects, extend the final Maturity Date for one year, subject to payment of a 25 bps extension fee on the size of the Credit Facilities.

Amortization:	The Acquisition Facility must be reduced to $500,000,000 or less at the end of year 2 and cannot be re-borrowed. Reduction must occur for one year extension to be possible.
Availability:	(a) Revolving Facility: available on a revolving basis from and after the Closing Date until the Maturity Date and any amount repaid or prepaid may be re-borrowed.

(b)   Acquisition Facility: available from and after the Closing Date by way of multiple drawdowns and any undrawn amounts shall terminate on the earlier of (i) the withdrawal of the Offer by the Offerors, (ii) the occurrence of any other event of circumstances that makes it impossible for the Offerors to complete the acquisition of any BPO common shares pursuant to the Offer, (iii) the date on which BPY and BPY Holding LP own, directly or indirectly, 100% of the outstanding common shares of BPO; and (iv) September 30, 2014.

Types of Accommodations:

(a)   Revolving Facility will be available: (a) in U.S. dollars by way of base rate advances and LIBOR advances, and (b) by way of Letters of Credit (as defined below) with a face amount in U.S. dollars.

(b) Acquisition Facility will be available in U.S. dollars by way of base rate advances and LIBOR advances.
Letters of Credit:

An aggregate amount of up to $100 million of the Revolving Facility shall be available to the Borrowers for the issuance of letters of credit (collectively, "Letters of Credit" or "LCs") by the Issuing Bank. No Letter of Credit shall have an expiration date after one year after the date of issuance.

Applicable Margins/Fees: Revolving Facility and Acquisition Facility:

Outstanding advances under the Revolving Facility and the Acquisition Facility shall bear issuance fees or interest, as applicable, at the specified rates plus an applicable margin then in effect as follows:

BASE RATE LOANS	LIBOR LOANS/ LC FEES	STANDBY FEE
1.25%	2.25%	0.45%

The standby fee (the "Standby Fee") will be payable quarterly in arrears on the unused balance of both the Revolving Facility and the Acquisition Facility.
Letter of Credit Fees:	Payable quarterly in arrears.
Voluntary Prepayment/Reduction of Commitments:

The Borrower may voluntarily prepay the Credit Facilities at any time in whole or in part, without premium or penalty, in minimum amounts of $1,000,000 on provision of one banking day's prior written notice and subject, in the case of LIBOR advances, to applicable breakage costs. Such cancellations shall constitute permanent reductions in the case of the Acquisition Facility.

Mandatory Prepayments:

Subject to the paragraph below, the Borrowers shall make mandatory prepayments of the Acquisition Facility from net asset sale proceeds or net proceeds of indebtedness incurred by BPO that in each case are received by a Restricted Entity or BPY Subsidiary ("Net Available Proceeds") in excess of $5,000,000 per transaction and $50,000,000 in the aggregate for all transactions during the term of the Acquisition Facility ("Excess Net Available Proceeds") by an amount equal to the following percentage of such Excess Net Available Proceeds:

(a) if borrowings outstanding under the Acquisition Facility ≥ $1,000,000,000 = 100%;
(b) if borrowings outstanding under the Acquisition Facility < $1,000,000,000 but ≥ $500,000,000 = 66 2/3%;
(c) if borrowings outstanding under the Acquisition Facility < $500,000,000 = 50%; and
(d) with respect to Excess Net Available Proceeds from any disposition of BPO shares or shares of General Growth Properties Inc. ("GGP") = 100% regardless of outstanding borrowings.

To the extent Excess Net Available Proceeds are not required to repay the Acquisition Facility and an equivalent amount is not reinvested in the business of the Restricted Entities or BPY Subsidiaries within six months, the Borrowers will repay the Acquisition Facility by an amount equal to such Net Available Proceeds that were not reinvested within 15 days of the expiry of such six month period.

"BPO Holding Company" means, as at the relevant time, any BPY Subsidiary which (i) directly or indirectly owns equity securities of BPO (or the successor to all or substantially all of the assets of BPO, if any) at such time and such equity securities represent more than 50% of the total assets of such BPY Subsidiary at such time determined on a consolidated basis in accordance with GAAP, or (ii) directly or indirectly owns more than 2% of the issued and outstanding equity securities of BPO (or the successor to all or substantially all of the assets of BPO, if any), or (iii) is otherwise a primary holding company or member of a group of primary holding companies for BPY's consolidated interest in BPO (or any successor to all or substantially all of the assets of BPO, if any).
"BPY Subsidiary" means any subsidiary of BPY or BPY Holding LP.

"First Tier Holding Companies" means BPY Bermuda Holdings Limited, BPY Bermuda Holdings II Limited, Brookfield BPY Holdings Inc. and Brookfield BPY Retail Holdings II Inc. or any successor entity to any of them in the BPY structure.

"GGP Holding Company" means, as at the relevant time, any BPY Subsidiary which (i) directly or indirectly owns equity securities of GGP at such time and such equity securities represent more than 50% of the total assets of such subsidiary at such time determined on a consolidated basis in accordance with GAAP, (ii) directly or indirectly owns more than 5% of the issued and outstanding Equity Securities of GGP or (iii) is otherwise a primary holding company or member of a group of primary holding companies for BPY's consolidated interest in GGP.
"Obligors" means the Borrowers and the Guarantors.

"Restricted Entities" means the Obligors, BPO Holding Companies, GGP Holding Companies and any other holding company formed in compliance with the Credit Agreement and that sits between BPY and the First Tier Holding Companies existing at such date.
Documentation:	The Credit Facilities will be evidenced by the Credit Agreement.
Conditions Precedent to Effectiveness:

The effectiveness of the Credit Facilities will be subject to certain customary conditions, including without limitation satisfactory arrangements for the repayment and cancellation of the Borrowers' existing bilateral revolving credit facilities.

Conditions Precedent to Advances under Revolving Facility:	Advances under the Revolving Facility shall be subject to the conditions set forth in Appendix 1 hereto.
Conditions Precedent to Advances under Acquisition Facility:	Advances under the Acquisition Facility shall be subject to the conditions set forth in Appendix 1 hereto.
Representations & Warranties:

Customary representations and warranties to be included covering status and power, authorization and enforcement of Credit Agreement, governmental approvals, no conflicts, financial statements, litigation, compliance with laws, taxes, disclosure, no encumbrances, money laundering laws, office of foreign assets control, insurance and environmental matters, subject to materiality thresholds.

Financial Covenants	(a) Required consolidated net worth covenant of greater than $5 billion plus percentage of $4 billion reflecting amount of BPO common shares acquired in Offer;
(b) Maximum consolidated obligations to total consolidated capitalization of 0.70:1.00; and
(c) Minimum combined equity in GGP and BPO of $4,000,000,000, with covenant to fall away upon BPO Privatization Date.
"BPO Privatization Date" means the first date (if any) on which BPY and BPY Holding LP directly or indirectly own 90% or more of the outstanding common shares of BPO.

Other Covenants:

Customary other covenants, including: reporting; existence, conduct of business; indebtedness; notice of material adverse change, negative pledge on Restricted Entities and equal security; taxes; pensions; notice of default; use of proceeds; limitation on distributions; OFAC compliance; insurance; and conduct of Offer.

Indebtedness covenant to permit the Restricted Entities to incur the following:
a. (i) indebtedness owed by one Restricted Entity to another Restricted Entity or to an Obligor or by (ii) one Obligor to another Obligor;
b. subordinated debt that is owed to an affiliate of an Obligor (subject to a prescribed form of subordination agreement);
c. indebtedness pursuant to the Credit Facilities;
d. indebtedness secured by Permitted Liens, provided that GGP and BPO interests are not encumbered;
e. financial instrument obligations up to a limit to be agreed; and
f. an additional $10 million unsecured debt basket.
"Permitted Liens" to consist of:
(a) customary purchase money liens and liens on after-acquired property;
(b) liens arising by operation of law;

(c) any other lien arising in connection with indebtedness if, after giving effect to such lien and any other lien created pursuant to this clause (c) and then existing, the aggregate principal amount of Indebtedness secured by all liens created pursuant to this clause (c) would not exceed $10,000,000; and

(d) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (a) and (b).

Distributions covenant to limit the Restricted Entities from making (i) distributions during the continuance of a Default or Event of Default (subject to limited exceptions) and (ii) redemptions or retractions of the existing preferred shares issued by Brookfield BPY Holdings Inc. (and any that replace them) unless made or satisfied with the issuance of equity securities or the proceeds thereof or the proceeds of subordinated debt.
Events of Default:	Customary Events of Default to include:
(a) non-payment of principal, and non-payment of interest and other amounts after a 3 business day cure;
(b) breach of representation, warranty or covenant (subject to a 10 business day cure);
(c) insolvency of a Restricted Entity or, after the BPO Privatization Date, BPO;
(d) action, suit or proceeding resulting in a material adverse effect;
(e) seizure of assets in excess of $115,000,000;
(f) cross default to Restricted Entity debt of $50,000,000 or more;

(g) (i) prior to BPO Privatization Date, cross default to BPO and GGP debt in excess of $115,000,000 to apply only if market value of Borrower's interest in both BPO and GGP is less than $4 billion plus a percentage of $4 billion reflecting amount of BPO common shares acquired in Offer; and (ii) after BPO Privatization Date, cross default to BPO debt alone in excess of $115,000,000 to apply regardless of market value;
(h) judgments in excess of $115,000,000;
(i) reorganization resulting in a material adverse effect;
(j) invalidity of Credit Agreement;
(k) material adverse change event of default in respect of BPY, only to apply after termination of unused Acquisition Facility commitments;

(l) Brookfield Asset Management Inc. and its affiliates ceasing to control the Obligors or ceasing to own at least 20% of the economic interests in BPY Holding LP (or its successor in the structure); and
(m) BPY ceasing to be a publicly-traded company on a recognized stock exchange.
Indemnification:	Customary indemnities to be included.
Assignment:	Permitted, subject to the following:

(a) prior to an assignment by a Lender (i) the written consent of the Administrative Agent or the Issuing Bank, as applicable, must be obtained and (ii) in the absence of an event of default, other than an assignment by a Lender to an affiliate, the Borrower's prior written consent must be obtained;
(b) the Administrative Agent is required to maintain documentation of assignments and a register of information on the Lenders and their respective commitments.
The Agent shall receive in connection with each assignment, a processing and recording fee of $3,500 payable by the assignor.
Agency Provisions:	Consistent with other syndicated Brookfield credit facilities.
Required Lenders:	50.1%
Increased Costs Taxes, etc.:	Customary provisions to be included
Expenses:	Customary indemnity for expenses of Agent and Lenders
Governing law:	Province of Ontario and laws of Canada applicable therein.
Administrative Agent and Lenders' Counsel:	Goodmans LLP

 APPENDIX 1

CONDITIONS PRECEDENT

Conditions Precedent to Advances Under Revolving Facility

        The obligation of the Lenders to extend credit by means of drawdown (including by issuance of a Letter of Credit), rollover or conversion from one type of credit availment to another under the Revolving Facility is subject to the fulfilment of the following conditions precedent on the date such credit is extended or other date as specified unless waived with the consent of the Lenders holding loans and unused commitments representing more than 66 2/3% of the total amount of loans and unused commitments at such time (the "Supermajority Lenders"):

  (a)
  the Administrative Agent has received a borrowing notice;

  (b)
  with respect to each drawdown being made under the Revolving Facility for purposes other than the funding of the acquisition or redemption of BPO shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, no default or Event of Default will have occurred and be continuing and no material adverse change shall have occurred in respect of BPY;

  (c)
  with respect to each drawdown being made under the Revolving Facility for the purpose of funding the acquisition or redemption of BPO shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction:

  (i)
  no default or Event of Default will have occurred and be continuing except for any default or Event of Default resulting from a breach of financial covenant that would cease to exist upon the making of the proposed drawdown and the acquisition or redemption of the BPO common shares with the proceeds of such drawdown;

  (ii)
  the Acquisition Facility has been fully advanced or will be fully advanced on the date of such drawdown (where all conditions precedent to such advance have been satisfied); and

  (iii)
  with respect solely to any drawdown under the Revolving Facility to fund a Brookfield-Initiated Compulsory Acquisition (as defined below) or Subsequent Acquisition Transaction, (A) there shall not have existed or occurred prior to the date such transaction was initially commenced, any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, properties, condition (financial or otherwise), results of operations, rights or privileges (whether contractual or otherwise), prospects or liabilities (whether accrued, absolute, contingent or otherwise) of BPO which, when considered either individually or in the aggregate, constitutes a "Material Adverse Effect" (as that term is defined in the Offering Circular) with respect to BPO (a "BPO Material Adverse Effect"), and no action shall be pending to enjoin such transaction and all necessary governmental consents shall have been obtained; and

  (d)
  with respect to each drawdown, the representations and warranties of the Borrowers and Guarantors contained in the Credit Agreement must be true and correct in all material respects on the date such credit is obtained as if such representations and warranties were made on such date, except for any representations and warranties which are expressly stated to be made as of a specific date and except in respect of any default or Event of Default resulting from a breach of a financial covenant that would cease to exist upon the making of the proposed drawdown and the acquisition or redemption of the BPO common shares with the proceeds of such drawdown.

Conditions Precedent to Advances Under Acquisition Facility

        The obligation of the Lenders to extend credit hereunder by means of drawdown, rollover or conversion from one type of credit availment to another under the Acquisition Facility is subject to the fulfilment of the following conditions precedent on the date such credit is extended or other date as specified (unless waived with the consent of the Supermajority Lenders):

  (a)
  the Administrative Agent has received a borrowing notice and appropriate funding direction evidencing the use of proceeds;

  (b)
  with respect solely to the initial drawdown under the Acquisition Facility:

  (i)
  there shall not exist or have occurred prior to the borrowing notice having been issued in respect of such drawdown any BPO Material Adverse Effect; and

  (ii)
  all Conditions set forth in section 4(a), (b), (d) or (e) of the Offering Circular approved by the Lenders have either been satisfied on their current terms, or waived or amended with the consent of the Supermajority Lenders;

  (c)
  with respect to any drawdown under the Acquisition Facility to fund the acquisition or redemption of BPO shares pursuant to the Offer, all amendments and modifications to the Offering Circular that are adverse to the Lenders in any material respect have been approved by the Supermajority Lenders, acting reasonably;

  (d)
  with respect solely to any drawdown under the Acquisition Facility to fund a Brookfield-Initiated Compulsory Acquisition:

  (i)
  there shall not have existed or occurred prior to the date the Brookfield-Initiated Compulsory Acquisition was commenced any BPO Material Adverse Effect; and

  (ii)
  at the time the Brookfield-Initiated Compulsory Acquisition is commenced, no act, action, suit or proceeding shall have been taken and no laws shall have been announced, proposed, enacted, promulgated, amended or applied to enjoin or prohibit the Brookfield-Initiated Compulsory Acquisition; and

  (iii)
  all material government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions necessary to complete the Brookfield-Initiated Compulsory Acquisition have been obtained;

  (e)
  with respect solely to any drawdown under the Acquisition Facility to fund a Subsequent Acquisition Transaction:

  (i)
  there shall not have existed or occurred prior to the date the Subsequent Acquisition Transaction was commenced any BPO Material Adverse Effect;

  (ii)
  all conditions precedent for the benefit of the Offerors set out in any agreement with BPO (including any arrangement agreement or plan of arrangement or otherwise) for the completion of the Subsequent Acquisition Transaction have been satisfied on their terms in all material respects or waived with the consent of the Supermajority Lenders;

  (iii)
  no act, action, suit or proceeding shall have been taken and no laws shall have been announced, proposed, enacted, promulgated, amended or applied to enjoin or prohibit the Subsequent Acquisition Transaction; and

  (iv)
  all material government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions necessary to complete the Subsequent Acquisition Transaction have been obtained.

  (f)
  with respect to each drawdown:

  (i)
  no default or Event of Default will have occurred and be continuing except for any default or Event of Default resulting from a breach of financial covenant that would cease to exist upon the making of the proposed drawdown and the acquisition or redemption of the BPO common shares with the proceeds of such drawdown; and

  (ii)
  the representations and warranties of the Borrowers and Guarantors contained in the Credit Agreement must be true and correct in all material respects on the date such credit is obtained as if such representations and warranties were made on such date, except for any representations and warranties which are expressly stated to be made as of a specific date and warranties which are expressly stated to be made as of a specific date and except in respect of any default or Event of Default resulting from a breach of financial covenant that would cease

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      to exist upon the making of the proposed drawdown and the acquisition or redemption of the BPO common shares with the proceeds of such drawdown.

Waiver

        These terms are inserted for the sole benefit of the Lenders and the Supermajority Lenders may (in their sole discretion) waive them in whole or in part with or without terms or conditions, in respect of any extension of credit, without prejudicing the Lenders' right to assert them in whole or in part in respect of any other extension of credit.

Commencement of Brookfield-Initiated Compulsory Acquisition / Subsequent Acquisition Transaction

        For the purposes of this Article 8, a Brookfield-Initiated Compulsory Acquisition shall be "commenced" upon the sending of the notice contemplated by Section 206(3) of the Canada Business Corporations Act, and a Subsequent Acquisition Transaction shall be "commenced" upon the earlier of the entering into of a written agreement between the offeror and BPO for completion of the Subsequent Acquisition Transaction and the mailing of a circular to BPO common shareholders for approval of a Subsequent Acquisition Transaction.

Interpretation

        For the purposes hereof, a "Subsequent Acquisition Transaction" shall include the making of loans or investments in BPO for the purposes of redeeming and cancelling BPO common shares pursuant to a Subsequent Acquisition Transaction. A "Brookfield Initiated Compulsory Acquisition" means a Compulsory Acquisition that is initiated by the Offerors or their Affiliates and not any other shareholder(s) of BPO.

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QuickLinks

  Exhibit 10.7
Commitment Letter
EXHIBIT A SUMMARY OF TERMS AND CONDITIONS
APPENDIX 1 CONDITIONS PRECEDENT